Exhibit 99.1

Atlas Pipeline Partners, L.P. to Receive $15.3 Million from Early Exercise of

Warrants for its Common Units

Philadelphia, PA – January 8, 2010 - Atlas Pipeline Partners, L.P. (NYSE:APL) announced today that it has issued an additional 2.7 million of its common units to institutional investors from the exercise of warrants issued in conjunction with a private placement transaction in August 2009. The warrants originally had a two year life. The exercise price of the warrants is $6.00 per common unit and Atlas Pipeline will receive net cash proceeds of approximately $15.3 million. Proceeds from the exercise of the warrants will be used to repay a portion of Atlas Pipeline’s outstanding indebtedness under its senior secured term loan and to enhance Atlas Pipeline’s hedge positions.

“This incremental capital allows us to make additional progress in executing our strategy of advancing hedging initiatives that will secure cash flow as well as reduce total debt. Coupled with our operational improvements, we believe these efforts create additional value to our stakeholders” stated Eugene Dubay, Atlas Pipeline Partner’s Chief Executive Officer.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The common units have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

Claudia Pelosi

Investor Relations

phn: 267-256-5924

fax: 215-561-5692

cpelosi@atlasamerica.com